Exhibit 99.1

Liberator, Inc. Announces the Divestiture of Web Merchants, Inc. and Management Changes

ATLANTA, GA, October 6, 2011  ̶  Liberator, Inc. (OTCQB:LUVU) today announced the signing of a definitive agreement for the sale of Web Merchants, Inc. (“Web Merchants”) to an entity controlled by the President of Web Merchants, Fred Petrenko.

Under the agreement, Liberator, Inc. (“Liberator”) will receive 25.4 million shares of Liberator common stock held by Mr. Petrenko and a cash payment of $700,000 in exchange for 100% of the shares of Web Merchants currently owned by Liberator.

Liberator originally acquired Web Merchants on January 27, 2011 through the exchange of 28.4 million shares of Liberator common stock and a cash payment of $100,000 for 100% of the issued and outstanding stock of Web Merchants.

As part of the sale of Web Merchants, Fred Petrenko will resign as a director and Executive Vice President of Liberator and Rufina Bulatova will resign as Vice President – Online Marketing of Liberator.

“Our decision to divest Web Merchants was carefully deliberated by our Board of Directors,” said Louis Friedman, president and CEO of Liberator, Inc.  “After operating under the ownership of Liberator for eight months, it became apparent that Web Merchants is not aligned with our long term strategic initiatives. Although we are parting company, we remain on good terms with the management of Web Merchants and we expect to continue to be long-term trading partners.”

The transaction, which is subject to customary closing conditions, is expected to close no later than October 21, 2011 and will be effective October 1, 2011. Reference is made to the Form 8-K to be filed with the Securities and Exchange Commission within the time required by applicable law for a detailed description of the material terms of the definitive agreement.

About Liberator, Inc.
Liberator, Inc. is the creator and manufacturer of LIBERATOR®, the luxury and lovestyle brand that celebrates intimacy by inspiring romantic imagination.  Established with the conviction that sensual pleasure and fulfillment are essential to a well-lived life, LIBERATOR Bedroom Adventure Gear ® empowers exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities.  Products include LIBERATOR shapes and positioning systems, pleasure objects, and sensual accessories.

Liberator, Inc. is currently housed in a 140,000 square foot vertically integrated manufacturing facility in a suburb of Atlanta, Georgia.  Liberator, Inc. has over 100 employees, with products being sold directly to consumers and through hundreds of domestic resellers, on-line affiliates and six international licensees. For more information, visit www.liberator.com or call 1-866-542-7283.

About Web Merchants, Inc.
Web Merchants, Inc is an Atlanta-based company that owns and operates an online adult community and e-commerce website under the EdenFantasys.com brand. The Company’s marketing strategies have created a unique opportunity for consumers and adult product manufacturers to communicate through the site thus positioning the Company at the crossroads of the emerging sexual health and wellness market. More information on Web Merchants, Inc. can be found at www.EdenFantasys.com

Safe Harbor Statement
In addition to historical information, this press release may contain forward-looking statements that reflect our current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Contact:
Ronald Scott
Chief Financial Officer
ron.scott@ Liberator.com
770-246-6426